Exhibit 99.1

Ingevity Corporation 5255 Virginia Avenue North Charleston, SC 29406 USA www.ingevity.com

News	Contact: Jack Maurer 843-746-8242 jack.maurer@ingevity.com

Investors: Dan Gallagher 843-740-2126 daniel.gallagher@ingevity.com

Ingevity reports second quarter 2019 financial results

•	Net sales of $352.8 million were up 14.3% versus the prior year quarter’s sales of $308.6 million

•
Net income of $56.8 million was up 8.8% versus net income in the prior year quarter of $52.2 million; net income as a percentage of sales was 16.1%, compared to 16.9% in the prior year quarter; diluted earnings per share were $1.34 compared to $1.10

•
Adjusted earnings of $57.5 million were up 21.8% versus adjusted earnings in the prior year quarter of $47.2 million; diluted adjusted earnings per share were $1.36 versus $1.11 in the prior year quarter

•	Adjusted EBITDA of $108.3 million were up 21.1% compared to second quarter 2018 adjusted EBITDA of $89.4 million; adjusted EBITDA margin of 30.7% increased 170 basis points versus second quarter 2018

•	Company maintains fiscal year 2019 guidance for sales from between $1.30 billion and $1.36 billion and adjusted EBITDA from between $390 million and $410 million

The results and guidance in this release include Non-GAAP financial measures. Refer to the section entitled “Use of Non-GAAP Financial Measures” within this release.

NORTH CHARLESTON, S.C., July 24, 2019 - Ingevity Corporation (NYSE:NGVT) today reported second quarter net sales of $352.8 million, representing an increase of 14.3% versus $308.6 million in the prior year’s second quarter. Net income of $56.8 million, increased 8.8% versus $52.2 million in the previous year’s quarter. Ingevity’s second quarter net income margin was 16.1% versus 16.9% in the second quarter of 2018. The second quarter diluted earnings per share were $1.34 compared to $1.10 in the prior year period.

Adjusted earnings of $57.5 million were up 21.8% versus prior year quarter of $47.2 million. Diluted adjusted earnings per share were $1.36 excluding certain items of $0.02 per share which are primarily costs related to the acquisition of the Capa® caprolactone business from Perstorp Holding AB. This compares to adjusted earnings per share of $1.11 in the prior year quarter. Adjusted earnings before interest, taxes, depreciation and amortization (EBITDA) of $108.3 million were up 21.1% versus second quarter 2018 adjusted EBITDA of $89.4 million. Adjusted EBITDA margin of 30.7% was up 170 basis points from the prior year’s second quarter adjusted EBITDA margin of 29.0%.

“Our second quarter results reflect the benefits of our combined inorganic and organic growth strategy,” said Michael Wilson, Ingevity’s president and CEO. “In the face of softening macroeconomic conditions - particularly in industrial demand - we delivered strong revenue growth. What’s more, our continued strategic focus on driving earnings growth and margin accretion manifested itself in the quarter as we posted a 21% increase in EBITDA on a 14% increase in revenues. For the second consecutive quarter, we achieved an adjusted EBITDA margin of more than 30%.”

Performance Chemicals

Second quarter 2019 sales in the Performance Chemicals segment were $229.7 million, up $17.2 million, or 8.1%, versus the second quarter 2018. Segment EBITDA were $59.0 million, up $12.3 million, or 26.3%, versus the prior year quarter segment EBITDA. Segment EBITDA margin rose 370 basis points to 25.7%.

Wilson stated that the addition of the engineered polymers product line - formed through the acquisition of the Capa caprolactone business - was the largest contributor to the sales increase. “While the engineered polymers products added significantly to our reported results, sales were below the prior year’s pro forma period due to market conditions. Nonetheless, we remain excited about the long-term potential for growth in this business,” he said.

Wilson said that sales to oilfield applications increased slightly based on strength in drilling markets. Sales to pavement technologies applications were down slightly as growth in North America was slowed by weather conditions - despite our customers’ strong project backlog - and sales overseas were down. Sales decreased in industrial specialties applications due to soft demand and Ingevity’s actions to transition to higher-margin opportunities.

According to Wilson, EBITDA in the segment benefitted from increases in volumes and price and mix, but were partially offset by slightly higher production costs.

Performance Materials

Second quarter 2019 sales in the Performance Materials segment were $123.1 million, up $27.0 million, or 28.1%, versus the second quarter 2018. Segment EBITDA were $49.3 million, up $6.6 million, or 15.5%, versus the prior year segment EBITDA. Segment EBITDA margin decreased 440 basis points to 40.0%.

“Strongly accelerated sales to automotive customers in China propelled record revenue growth in our Performance Materials segment as automakers implement the nationwide China 6 gasoline vapor emission control standards,” said Wilson. “In addition, we are continuing to see strong growth in sales of our patented ‘honeycomb’ scrubber products used by automotive customers to comply with U.S. Tier 3/LEV III requirements.” Wilson also stated that the company is seeing significant increases in Europe driven primarily by the European Union’s Euro 6d standard.

Wilson said that EBITDA in the segment increased due to strong volume increases, and price and mix, but were partially offset by the consumption of higher cost inventory associated with the Zhuhai, China, plant scale-up; plant spending related to planned maintenance outages at several facilities; and by legal expenses associated with protecting intellectual property.

Outlook

Ingevity maintained its fiscal year 2019 guidance for sales from between $1.30 billion and $1.36 billion and adjusted EBITDA from between $390 million and $410 million.

“We remain focused on executing against our strategy to drive enhanced margins and profitability,” Wilson said. “As such, we remain confident in our guidance for sales and earnings for the year.”

Ingevity: Purify, Protect and Enhance
Ingevity provides specialty chemicals, high-performance carbon materials and engineered polymers that purify, protect, and enhance the world around us. Through a team of talented and experienced people, Ingevity develops, manufactures, and brings to market products and processes that help customers solve complex problems. These products are used in a variety of demanding applications, including asphalt paving, oil exploration and production, agrochemicals, adhesives, lubricants, publication inks, coatings, elastomers, bio-plastics and automotive components that reduce gasoline vapor emissions. Headquartered in North Charleston, South Carolina, Ingevity operates from 25 locations around the world and employs approximately 1,750 people. The company is traded on the New York Stock Exchange (NYSE: NGVT). For more information visit www.ingevity.com.

Additional Information
The company will host a live webcast on Thursday, July 25, 2019, at 10 a.m. (Eastern Time) to discuss second quarter fiscal results. The webcast can be accessed through the Investor’s section of Ingevity’s website (www.ingevity.com), or via this link: Ingevity Q2 2019 webcast. You may also listen to the conference call by dialing 877-407-2991 (inside the U.S.) or 201-389-0925 (outside the U.S.), at least 10 minutes prior to the start of the event. Information on how to access the webcast and conference call, along with a slide deck containing other relevant financial and statistical information, will be posted to the Investors section of Ingevity’s website prior to the call. For those unable to join the live event, a replay of the webcast will be available beginning at approximately 2 p.m. (Eastern Time) on July 25, 2019, through August 25, 2019: Ingevity Q2 2019 webcast replay.

Use of Non-GAAP Financial Measures

Ingevity has presented certain financial measures which have not been prepared in accordance with U.S. generally accepted accounting principles (GAAP). Definitions of our non-GAAP financial measures and a reconciliation to the most directly comparable financial measure calculated in accordance with GAAP are included in the financial schedules accompanying this news release, under the section entitled "Non-GAAP Financial Measures."

A reconciliation of net income to adjusted EBITDA as projected for 2019 is not provided. Ingevity does not forecast net income as it cannot, without unreasonable effort, estimate or predict with certainty various components of net income. These components, net of tax, include further restructuring and other income (charges), net; additional acquisition and other related costs in connection with the acquisition of Georgia-Pacific’s pine chemical business and Perstorp Holding AB’s Capa caprolactone business; additional pension and postretirement settlement and curtailment (income) charges; and revisions due to future guidance and assessment of U.S. tax reform. Additionally, discrete tax items could drive variability in our projected effective tax rate. All of these components could significantly impact such financial measures. Further, in the future, other items with similar characteristics to those currently included in adjusted EBITDA, that have a similar impact on comparability of periods, and which are not known at this time, may exist and impact adjusted EBITDA.

Forward-Looking Statements
This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward looking statements generally include the words “may,” “could,” “should,” “believes,” “plans,” “intends,” “targets,” “will,” “expects,” “suggests,” “anticipates,” “outlook,” “continues,” “forecast,” “prospect,” “potential” or similar expressions. Forward-looking statements may include, without limitation, expected financial positions, results of operations and cash flows; financing plans; business strategies and expectations; operating plans; synergies and the potential benefits of the acquisition of Georgia-Pacific’s pine chemicals business and the acquisition of Perstorp Holding AB’s Capa caprolactone business (the “acquisitions”); capital and other expenditures; competitive positions; growth opportunities for existing products; benefits from new technology and cost-reduction initiatives, plans and objectives; markets for securities and expected future repurchase of shares, including statements about the manner, amount and timing of repurchases. Like other businesses, Ingevity is subject to risks and uncertainties that could cause its actual results to differ materially from its expectations or that could cause other forward-looking statements to prove incorrect. Factors that could cause actual results to materially differ from those contained in the forward-looking statements, or that could cause other forward-looking statements to prove incorrect, include, without limitation, risks that the expected benefits from the acquisitions will not be realized or will not be realized in the expected time period; the risk that the acquired businesses will not be integrated successfully; significant transaction costs; unknown or understated liabilities; general economic and financial conditions; international sales and operations; currency exchange rates and currency devaluation; compliance with U.S. and foreign regulations; competition from infringing intellectual property activity; attracting and retaining key personnel; the impact of Brexit; conditions in the automotive market or adoption of alternative technologies; worldwide air quality standards; a decrease in government infrastructure spending; declining volumes and downward pricing in the printing inks market; the limited supply of crude tall oil (“CTO”); lack of access to sufficient CTO; access to and pricing of raw materials; competition from producers of alternative products and new technologies, and new or emerging competitors; a prolonged period of low energy prices; the provision of services by third parties at several facilities; natural disasters, such as hurricanes, winter or tropical storms, earthquakes, floods, fires; other unanticipated problems such as labor difficulties including renewal of collective bargaining agreements, equipment failure or unscheduled maintenance and repair; protection of intellectual property and proprietary information; information technology security breaches and other disruptions; government policies and regulations, including, but not limited to, those affecting the environment, climate change, tax policies, tariffs and the chemicals industry; and lawsuits arising out of environmental damage or personal injuries associated with chemical or other manufacturing processes. These and other important factors that could cause actual results or events to differ materially from those expressed in forward-looking statements that may have been made in this document are and will be more particularly described in our filings with the U.S. Securities and Exchange Commission, including our Form 10-K for the year ended December 31, 2018 and our other periodic filings.  Readers are cautioned not to place undue reliance on Ingevity’s projections and forward-looking statements, which speak only as the date thereof. Ingevity undertakes no obligation to publicly release any revision to the projections and forward-looking statements contained in this announcement, or to update them to reflect events or circumstances occurring after the date of this announcement.

TABLE OF CONTENTS

FINANCIAL SCHEDULES	Page
Condensed Consolidated Statement of Operations	Financial Schedules - Page 1
Segment Operating Results	Financial Schedules - Page 2
Condensed Consolidated Balance Sheets	Financial Schedules - Page 3
Condensed Consolidated Statements of Cash Flows	Financial Schedules - Page 4
Non-GAAP Financial Measures	Financial Schedules - Page 5
Reconciliation of Adjusted Earnings (Loss)	Financial Schedules - Page 6
Reconciliation of Adjusted EBITDA	Financial Schedules - Page 7

INGEVITY CORPORATION
Condensed Consolidated Statements of Operations (Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
In millions, except per share data	2019	2018	2019	2018
Net sales	$352.8	$308.6	$629.6	$543.8
Cost of sales	218.4	193.1	398.1	343.2
Gross profit	134.4	115.5	231.5	200.6
Selling, general and administrative expenses	42.5	35.9	81.6	62.0
Research and technical expenses	5.0	5.3	10.1	10.7
Restructuring and other (income) charges, net	0.3	—	0.3	(0.6)
Acquisition-related costs	0.8	0.5	23.6	4.3
Other (income) expense, net	—	1.4	(3.7)	0.2
Interest expense, net	13.1	7.8	24.2	13.9
Income (loss) before income taxes	72.7	64.6	95.4	110.1
Provision (benefit) for income taxes	15.9	12.4	15.9	22.1
Net income (loss)	56.8	52.2	79.5	88.0
Less: Net income (loss) attributable to noncontrolling interests	—	5.5	—	10.5
Net income (loss) attributable to Ingevity stockholders	$56.8	$46.7	$79.5	$77.5

Earnings (loss) per common share attributable to Ingevity stockholders
Basic	$1.36	$1.11	$1.90	$1.84
Diluted	$1.34	$1.10	$1.88	$1.82
Weighted average common shares outstanding
Basic	41.8	42.1	41.8	42.1
Diluted	42.2	42.6	42.2	42.6

Financial Schedules - Page 1

INGEVITY CORPORATION
Segment Operating Results (Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
In millions	2019	2018	2019	2018
Net sales
Performance Materials	$123.1	$96.1	$232.2	$191.6
Automotive Technologies product line	113.9	86.1	213.6	172.0
Process Purification product line	9.2	10.0	18.6	19.6
Performance Chemicals	$229.7	$212.5	$397.4	$352.2
Oilfield Technologies product line	29.7	29.1	58.9	51.5
Pavement Technologies product line	64.6	65.6	83.1	84.1
Industrial Specialties product line	101.1	117.8	196.9	216.6
Engineered Polymers product line	34.3	—	58.5	—
Total net sales	$352.8	$308.6	$629.6	$543.8

Segment EBITDA (1)
Performance Materials	$49.3	$42.7	$100.5	$84.9
Performance Chemicals	59.0	46.7	91.3	71.6
Total segment EBITDA (1)	$108.3	$89.4	$191.8	$156.5

Restructuring and other income (charges) (2)	(0.3)	—	(0.3)	0.6
Acquisition and other related costs (3)	(0.8)	(1.1)	(32.0)	(5.7)
Depreciation and amortization - Performance Materials	(5.8)	(6.1)	(11.6)	(11.4)
Depreciation and amortization - Performance Chemicals	(15.6)	(9.8)	(28.3)	(16.0)
Interest expense, net	(13.1)	(7.8)	(24.2)	(13.9)
(Provision) benefit for income taxes	(15.9)	(12.4)	(15.9)	(22.1)
Net (income) loss attributable to noncontrolling interests	—	(5.5)	—	(10.5)
Net income (loss) attributable to the Ingevity stockholders	$56.8	$46.7	$79.5	$77.5
_________________
(1) Segment EBITDA is defined as segment revenue less segment operating expenses (segment operating expenses consist of costs of sales, selling, general and administrative expenses, other (income) expense, net, excluding depreciation and amortization). We have excluded the following items from segment EBITDA: interest expense associated with corporate debt facilities, income taxes, depreciation and amortization, gains (or losses) on divestitures of businesses, restructuring and other (income) charges, separation costs, acquisition and other related costs, pension and postretirement settlement and curtailment (income) charges, and net income (loss) attributable to noncontrolling interest.

(2) The restructuring activity relates to Performance Chemicals for all periods presented.
(3) Charges primarily relate to legal and professional fees, inventory step-up amortization, and purchase price hedge adjustments incurred associated with acquisitions in the Performance Chemicals segment.

	Three Months Ended June 30,		Six Months Ended June 30,
In millions	2019	2018	2019	2018
Legal and professional service fees	$0.8	$0.5	$10.9	$4.3
Loss on hedging purchase price	—	—	12.7	—
Acquisition-related costs	$0.8	$0.5	23.6	4.3
Inventory fair value step-up amortization (1)	—	0.6	8.4	1.4
Acquisition and other-related costs	$0.8	$1.1	$32.0	$5.7
_______________
(1) Included within "Cost of sales" on the condensed consolidated statement of operations.

Financial Schedules - Page 2

INGEVITY CORPORATION
Condensed Consolidated Balance Sheets

In millions	June 30, 2019	December 31, 2018
Assets	(Unaudited)
Cash and cash equivalents	$53.3	$77.5
Accounts receivable, net	176.6	118.9
Inventories, net	221.3	191.4
Prepaid and other current assets	40.4	34.9
Current assets	491.6	422.7
Property, plant and equipment, net	638.0	523.8
Goodwill	425.7	130.7
Other intangibles, net	399.7	125.6
Restricted investment	72.2	71.2
Other assets	102.3	41.2
Total assets	$2,129.5	$1,315.2
Liabilities
Accounts payable	$114.7	$92.9
Accrued expenses	37.6	36.7
Other current liabilities	63.7	53.7
Current liabilities	216.0	183.3
Long-term debt including capital lease obligations	1,363.3	741.2
Deferred income taxes	83.6	36.9
Other liabilities	65.9	15.1
Total liabilities	1,728.8	976.5
Equity	400.7	338.7
Total liabilities and equity	$2,129.5	$1,315.2

Financial Schedules - Page 3

INGEVITY CORPORATION
Condensed Consolidated Statements of Cash Flows (Unaudited)

	Six Months Ended June 30,
In millions	2019	2018
Cash provided by (used in) operating activities:
Net income (loss)	79.5	$88.0
Adjustments to reconcile net income (loss) to cash provided by operating activities:
Depreciation and amortization	39.9	27.4
Deferred income taxes	1.6	1.1
Share-based compensation	7.4	6.5
Pension and other postretirement (benefit) costs	0.7	0.9
Other non-cash items	7.7	2.6
Changes in operating assets and liabilities, net of effect of acquisitions:
Accounts receivable, net	(42.3)	(31.8)
Inventories, net	(8.2)	(29.0)
Prepaid and other current assets	(6.2)	(7.4)
Planned major maintenance outage	(3.3)	(1.3)
Accounts payable	10.3	21.0
Accrued expenses	(1.6)	6.7
Accrued payroll and employee benefit costs	(23.9)	(14.7)
Income taxes	6.4	(1.0)
Changes in other operating assets and liabilities, net	3.5	2.1
Net cash provided by (used in) operating activities	71.5	71.1
Cash provided by (used in) investing activities:
Capital expenditures	(57.7)	(30.4)
Payments for acquired businesses, net of cash acquired	(537.9)	(315.0)
Other investing activities, net	(3.7)	(2.7)
Net cash provided by (used in) investing activities	(599.3)	(348.1)
Cash provided by (used in) financing activities:
Proceeds from revolving credit facility	777.4	—
Proceeds from long-term borrowings	375.0	300.0
Payments on revolving credit facility	(519.9)	—
Payments on long-term borrowings	(113.1)	—
Debt issuance costs	(1.8)	(5.7)
Borrowings (repayments) of notes payable and other short-term borrowings, net	1.8	—
Tax payments related to withholdings on vested equity awards	(14.3)	(1.5)
Proceeds and withholdings from share-based compensation plans, net	3.0	1.4
Repurchases of common stock under publicly announced plan	(3.3)	(9.1)
Noncontrolling interest distributions	—	(13.2)
Net cash provided by (used in) financing activities	504.8	271.9
Increase (decrease) in cash, cash equivalents and restricted cash	(23.0)	(5.1)
Effect of exchange rate changes on cash	(0.1)	0.2
Change in cash, cash equivalents, and restricted cash(1)	(23.1)	(4.9)
Cash, cash equivalents, and restricted cash at beginning of period	77.5	87.9
Cash, cash equivalents, and restricted cash at end of period (1)	$54.4	$83.0

(1) Includes restricted cash of $1.1 million and zero and cash and cash equivalents of $53.3 million and $83.0 million as of June 30, 2019 and 2018, respectively. Restricted cash is included within "Prepaid and Other Current Assets" within the condensed consolidated balance sheets.

Supplemental cash flow information:
Cash paid for interest, net of capitalized interest	$20.9	$9.2
Cash paid for income taxes, net of refunds	$8.1	$21.2
Purchases of property, plant and equipment in accounts payable	$7.0	$6.2
Leased assets obtained in exchange for new finance lease liabilities	$—	$—
Leased assets obtained in exchange for new operating lease liabilities	$1.1	$—

Financial Schedules - Page 4

Ingevity Corporation

Non-GAAP Financial Measures
Ingevity has presented certain financial measures, defined below, which have not been prepared in accordance with U.S. generally accepted accounting principles (“GAAP”) and has provided a reconciliation to the most directly comparable financial measure calculated in accordance with GAAP. These financial measures are not meant to be considered in isolation or as a substitute for the most directly comparable financial measure calculated in accordance with GAAP.
We believe these non-GAAP financial measures provide management as well as investors, potential investors, securities analysts and others with useful information to evaluate the performance of the business, because such measures, when viewed together with our financial results computed in accordance with GAAP, provide a more complete understanding of the factors and trends affecting our historical financial performance and projected future results.

Ingevity uses the following non-GAAP measures:

Adjusted earnings (loss) is defined as net income (loss) attributable to Ingevity stockholders plus restructuring and other (income) charges, acquisition and other related costs, pension and postretirement settlement and curtailment (income) charges and the income tax expense (benefit) on those items, less the provision (benefit) from certain discrete tax items.

Diluted adjusted earnings (loss) per share is defined as diluted earnings (loss) per common share attributable to Ingevity stockholders plus restructuring and other (income) charges, net per share, acquisition and other related costs per share, pension and postretirement settlement and curtailment (income) charges per share and the income tax expense (benefit) per share on those items, less the per share tax provision (benefit) from certain discrete tax items.

Adjusted EBITDA is defined as net income (loss) plus provision for income taxes, interest expense, depreciation and amortization, restructuring and other (income) charges, acquisition and other related costs, and pension and postretirement settlement and curtailment (income) charges.

Adjusted EBITDA Margin is defined as Adjusted EBITDA divided by Net Sales

The Company also uses the above financial measures as the primary measures of profitability used by managers of the business and its segments. In addition, the Company believes Adjusted EBITDA and Adjusted EBITDA Margin are useful measures because they exclude the effects of financing and investment activities as well as non-operating activities. These non-GAAP financial measures are not intended to replace the presentation of financial results in accordance with GAAP and investors should consider the limitations associated with these non-GAAP measures, including the potential lack of comparability of these measures from one company to another. Reconciliations of these non-GAAP financial measures are set forth within the following pages.

A reconciliation of net income to adjusted EBITDA as projected for 2019 is not provided. Ingevity does not forecast net income as it cannot, without unreasonable effort, estimate or predict with certainty various components of net income. These components, net of tax, include further restructuring and other income (charges), net; additional acquisition and other related costs in connection with the acquisition of Georgia-Pacific’s pine chemical business and Perstorp Holding AB’s Capa caprolactone business; additional pension and postretirement settlement and curtailment (income) charges; and revisions due to future guidance and assessment of U.S. tax reform. Additionally, discrete tax items could drive variability in our projected effective tax rate. All of these components could significantly impact such financial measures. Further, in the future, other items with similar characteristics to those currently included in adjusted EBITDA, that have a similar impact on comparability of periods, and which are not known at this time, may exist and impact adjusted EBITDA.

Financial Schedules - Page 5

INGEVITY CORPORATION
Reconciliation of Non-GAAP Financial Measures

Reconciliation of Net Income (Loss) (GAAP) to Adjusted Earnings (Loss) (Non-GAAP)

	Three Months Ended June 30,		Six Months Ended June 30,
In millions, except per share data (unaudited)	2019	2018	2019	2018
Net income (loss)	$56.8	$52.2	$79.5	$88.0
Less: Net income (loss) attributable to noncontrolling interests	—	5.5	—	10.5
Net income (loss) attributable to Ingevity stockholders (GAAP)	56.8	46.7	79.5	77.5
Restructuring and other (income) charges (1)	0.3	—	0.3	(0.6)
Acquisition and other related costs (2)	0.8	1.1	32.0	5.7
Tax effect on items above	(0.3)	(0.3)	(5.6)	(1.3)
Certain discrete tax provision (benefit) (3)	(0.1)	(0.3)	(6.8)	(0.1)
Adjusted earnings (loss) (Non-GAAP)	$57.5	$47.2	$99.4	$81.2

Diluted earnings (loss) per common share (GAAP)	$1.34	$1.10	$1.88	$1.82
Restructuring and other (income) charges	0.01	—	0.01	(0.01)
Acquisition and other related costs	0.02	0.03	0.76	0.13
Tax effect on items above	(0.01)	(0.01)	(0.13)	(0.03)
Certain discrete tax provision (benefit)	—	(0.01)	(0.16)	—
Diluted adjusted earnings (loss) per share (Non-GAAP)	$1.36	$1.11	$2.36	$1.91

Weighted average common shares outstanding - Diluted	42.2	42.6	42.2	42.6
_______________
(1) The restructuring activity relates to Performance Chemicals for all periods presented.
(2) Charges primarily relate to legal and professional fees, inventory step-up amortization, and a purchase price hedge incurred, associated with acquisitions in the Performance Chemicals segment.
	Three Months Ended June 30,		Six Months Ended June 30,
In millions	2019	2018	2019	2018
Legal and professional service fees	$0.8	$0.5	$10.9	$4.3
Caprolactone Acquisition purchase price hedge adjustment	—	—	12.7	—
Acquisition-related costs	0.8	0.5	23.6	4.3
Inventory fair value step-up amortization (i)	—	0.6	8.4	1.4
Acquisition and other related costs	$0.8	$1.1	$32.0	$5.7

(ii) Included within "Cost of sales" on the condensed consolidated statement of operations.
(3) Represents certain changes in estimates of tax matters related to prior fiscal years; certain changes in the realizability of deferred tax assets and related interim accounting impacts; excess tax benefits on stock compensation; and changes in tax law. Management believes excluding these discrete tax items assists investors, potential investors, securities analysts, and others in understanding the tax provision and the effective tax rate related to continuing operating results thereby providing useful supplemental information about operational performance.

Financial Schedules - Page 6

INGEVITY CORPORATION
Reconciliation of Non-GAAP Financial Measures

Reconciliation of Net Income (Loss) (GAAP) to Adjusted EBITDA (Non-GAAP)

	Three Months Ended June 30,		Six Months Ended June 30,
In millions (unaudited)	2019	2018	2019	2018
Net income (loss) (GAAP)	$56.8	$52.2	$79.5	$88.0
Provision (benefit) for income taxes	15.9	12.4	15.9	22.1
Interest expense, net	13.1	7.8	24.2	13.9
Depreciation and amortization	21.4	15.9	39.9	27.4
Restructuring and other (income) charges, net	0.3	—	0.3	(0.6)
Acquisition and other related costs	0.8	1.1	32.0	5.7
Adjusted EBITDA (Non-GAAP)	$108.3	$89.4	$191.8	$156.5

Net sales	$352.8	$308.6	$629.6	$543.8
Net income (loss) margin	16.1%	16.9%	12.6%	16.2%
Adjusted EBITDA margin	30.7%	29.0%	30.5%	28.8%

Financial Schedules - Page 7